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EXHIBIT 10.6  1999 AMENDMENT TO EMPLOYMENT AGREEMENT OF ROBERT A.  SPIGNO

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT is made and entered into effective the 1st day of September 1999 by and between Conectisys, Inc., a Colorado corporation ("CONECTISYS"), ("Employer"), and Robert A. Spigno ("Employee").

The following amendments to the language of the paragraphs as noted herein are hereby amended to the initial signing of the Employment Agreement, dated October 2, 1995, as follows: The amendments are effective September 1, 1999:

1.Employment and term. Employer hereby employs Employee and Employee hereby accepts employment from Employer to perform the duties set forth below, for a term of Five (5) years, subject to the provisions of this Agreement, and thereafter shall be automatically extended for subsequent five (5) year terms unless terminated as provided herein. Employee's employment hereunder shall be continued thereafter from term to term until either party shall give Sixty (60) days prior written notice of termination. Notwithstanding the foregoing, this Agreement may be sooner terminated as provided in Paragraph 8 hereof.

2. Duties. Employee shall devote his full time and efforts to the business of Employer, and shall be an officer of Conectisys holding the title of President / CEO.

3.Compensation. During the term of this Agreement, Employee shall receive as compensation for his services, an annual base salary of One Hundred Sixty Thousand Dollars ($160,000). During the subsequent terms of employment under this agreement, Employer shall negotiate Employee's annual base salary in good faith; provided, however, that Employer shall pay Employee an annual base salary in such subsequent terms of employment in an amount no less than the annual base salary paid Employee during the term hereunder. Employee shall further receive a bonus, paid at year end, equal to fifty percent (50%) of employee's salary for compensation to the employee's continuing employment to the Company ("Staying Bonus"). Staying Bonus shall be compensated for, with Conectisys Corp. restricted common stock under rule 144 ("The Stock"). The calculation for the value of the Stock will be, fifty percent (50%) of the average bid and ask price for the stock for the 30 days prior to the issuance. Employee shall have an option to purchase up to 2,000,000 shares of Conectisys Corporation restricted stock under rule 144, at a cost of Fifty (50%) of the average market value during the prior 30 days of trading; this option shall remain open for Three (3) years with an option to renew said option for an additional Three (3) years.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Employee:___________________________________
         Robert A. Spigno

Employer:___________________________________
         Lawrence Muirhead
         Conectisys Corp.
         Chief Technical Officer

Employer:___________________________________
         Patricia A. Spigno
         Conectisys Corp.
         Secretary & Treasurer